Elite Acquires All Rights in Oxycodone and Other Products

NORTHVALE, N.J., Oct. 4 -- Elite Pharmaceuticals, Inc. (Amex: ELI) announced today that it has consummated an agreement with Elan Corporation, plc
(NYSE: ELN) to acquire all of Elan's interest in a joint venture company, Elite Research Limited. The termination of the joint venture results from Elan's continuing restructuring efforts. Elite now owns 100 percent of the joint venture company and intends to expedite the development of the products that were developed within the collaboration.

The joint venture has completed the initial Phase I study for its first product, a once-a-day Oxycodone formulation. The study compared the once a day formulation against the twice-daily reference product that is currently marketed. The data showed comparable bioavailability. Accordingly, Elite intends to proceed with the next stage of development. The US market for twice a day oxycodone products exceeds $1 billion. Currently there is no once a day formulation for this compound.

The joint venture has also been developing a second product in the CNS therapeutic area to compete with a currently marketed product whose US sales exceed $1 billion.

Dr. Atul Mehta, the President and CEO of Elite stated, "We are excited to have obtained the world-wide development and commercialization rights for these products. We anticipate commencing larger studies on the first product in the near future. As a result of this transaction, we have regained control over the products, and we are now in a position to make the strategic decisions that will most efficiently move them toward commercialization."

Under the termination agreement, Elite acquired all proprietary, development and commercial rights for the worldwide markets for the products developed by the joint venture. In exchange for this assignment, Elite Research has agreed to pay Elan a royalty on certain revenues that may be realized from the once-a-day Oxycodone product only that has been developed by the joint venture. Elan and its transferees also retained Elite securities that were issued in connection with the joint venture, and those securities are being converted to Elite common stock at a significant premium. Elite Laboratories, a wholly owned subsidiary of Elite Pharmaceuticals, Inc. specializes in oral drug delivery, and applies its proprietary controlled release technology to the development of delayed release, sustained release, targeted release and pulse release products for NDA or ANDA submission. Elite has been issued several patents, and additional patent applications are pending.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include outcomes of current or pending research and development activities, actions by the FDA and other regulatory authorities, changes in competitive or market conditions, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q, and 8K reports.

FOR FURTHER INFORMATION, CONTACT:
     Jonathan Fassberg of The Trout Group
     Phone: (212) 477-9007 Ext. 16
     Website: http://www.elitepharma.com

Source: Elite Pharmaceuticals, Inc.